UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 6, 2020

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue Spokane, Washington 99202-2600
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 509-489-0500
Web site: http://www.myavista.com

None
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Common Stock	AVA	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2020, Avista Corporation (Avista Corp. or the Company) entered into a Credit Agreement with U.S. Bank National Association, as Lender and Administrative Agent, and CoBank, ACB, as Lender in the amount of $100 million with a maturity date of April 5, 2021. Loans under this agreement are unsecured and will have a variable annual interest rate determined by either the Eurodollar rate or the Alternative Base Rate depending on the type of loan selected by Avista Corp.

The Credit Agreement contains customary covenants and default provisions, including a covenant not to permit the ratio of “consolidated total debt” to “consolidated total capitalization” of Avista Corp. to be greater than 65 percent at any time.

The Company has borrowed the entire $100 million available under this agreement, which is expected to be used to provide additional liquidity and for general corporate purposes.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description of Avista Corp.'s $100 million unsecured term loan agreement having a variable interest rate due on April 5, 2021 under Item 1.01.

Section 8 – Other Events

Item 8.01 Other Events.

The COVID-19 global pandemic is currently impacting all aspects of the Company’s business. Avista Corp. has taken precautions concerning employee and facility hygiene, imposed travel limitations on employees and directed the Company’s employees to work remotely whenever possible. Protocols have been established and implemented to protect employees and the public when work requires public interaction. The Company has informed retail customers and state regulators that disconnections and late fees for non-payment are temporarily suspended. The Company cannot predict whether, and the extent to which, COVID-19 will have a material impact on its operations, results of operations, cash flows, financial condition or capital resources. It is possible that the continued spread of COVID-19 and efforts to contain the virus, such as quarantines or closures or reduced operations of businesses, governmental agencies and other institutions, could cause an economic slowdown or recession, result in significant disruptions in various public, commercial or industrial activities and cause employee absences which could interfere with operation and maintenance of the Company’s facilities. Any of these circumstances could adversely affect customer demand or revenues, impact the ability of suppliers, vendors or contractors to perform, or cause other unpredictable events, which could adversely affect Avista Corp.’s business, results of operations, cash flows or financial condition. The continued spread of COVID-19 has led to disruption and volatility in the financial markets, which could increase the Company’s costs to fund capital requirements. To the extent that access to the capital markets is adversely affected by COVID-19, the Company may need to consider alternative sources of funding for its operations and for working capital, any of which could increase the Company’s cost of capital.

The Company has a committed line of credit with various financial institutions in the total amount of $400.0 million that expires in April 2021. As of March 31, 2020, there was $182.0 million of available liquidity under this line of credit, in addition to the proceeds of the Credit Agreement described in Item 1.01.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
10.1	Credit Agreement, dated as of April 6, 2020, among Avista Corporation, U.S. Bank National Association, as Lender and Administrative Agent, and CoBank, ACB, as Lender.
104	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	April 8, 2020	/s/ Mark T. Thies
Mark T. Thies
Executive Vice President,
Chief Financial Officer, and Treasurer